Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Andrew Clarke, Chief Financial Officer (952) 683-3474

Tim Gagnon, Director, Investor Relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FOURTH QUARTER RESULTS

MINNEAPOLIS, January 31, 2017 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended December 31, 2016. This table of summary results presents our service line net revenues consistent with our historical presentation and is on an enterprise basis. The service line net revenues in the table differ from the segment service line net revenues discussed below as our segments have revenues from multiple service lines. Summarized financial results are set forth in the following table (dollars in thousands, except per share data).

	Three months ended December 31,			Twelve months ended December 31,
	2016	2015	% change	2016	2015	% change
Total revenues	$3,414,975	$3,210,853	6.4%	$13,144,413	$13,476,084	-2.5%

Net revenues:
Transportation
Truckload	$296,740	$338,892	-12.4%	$1,257,191	$1,316,533	-4.5%
LTL	94,299	89,622	5.2%	381,817	360,706	5.9%
Intermodal	7,521	8,835	-14.9%	33,482	41,054	-18.4%
Ocean	69,033	56,065	23.1%	244,276	223,643	9.2%
Air	23,743	18,613	27.6%	82,167	79,096	3.9%
Customs	15,860	10,681	48.5%	50,509	43,929	15.0%
Other logistics services	28,404	21,217	33.9%	105,369	82,548	27.6%

Total transportation	535,600	543,925	-1.5%	2,154,811	2,147,509	0.3%
Sourcing	25,916	26,852	-3.5%	122,717	120,971	1.4%

Total net revenues	561,516	570,777	-1.6%	2,277,528	2,268,480	0.4%

Operating expenses	367,951	356,198	3.3%	1,439,997	1,410,170	2.1%

Income from operations	193,565	214,579	-9.8%	837,531	858,310	-2.4%
Net income	$122,303	$126,583	-3.4%	$513,384	$509,699	0.7%

Diluted EPS	$0.86	$0.88	-2.3%	$3.59	$3.51	2.3%

Our total revenues increased 6.4 percent in the fourth quarter of 2016 compared to the fourth quarter of 2015. The increase in total revenues was driven by volume growth across all of our services. Our total net revenues decreased 1.6 percent in the fourth quarter of 2016 compared to the fourth quarter of 2015. The net revenue decline was primarily the result of lower truckload margins. APC Logistics (“APC”), which was acquired at the close of business on September 30, 2016, represented approximately two percent of our total net revenues in the fourth quarter of 2016.

For the fourth quarter, our total operating expenses increased 3.3 percent. Total other selling, general, and administrative expenses increased 22.3 percent, driven by growth in claims, bad debt provision, and costs related to the APC acquisition. The increase in other selling, general, and administrative expenses was partially offset by a 2.9 percent decrease in personnel expenses in the fourth quarter of 2016 compared to the fourth quarter of 2015. The decline in personnel expense was the result of decreased expenses related to incentive plans that are designed to keep expenses variable with changes in net revenues and profitability. Average headcount increased approximately seven percent in the fourth quarter of 2016 compared to the fourth quarter of 2015.

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C.H. Robinson Worldwide, Inc.

January 31, 2017

Interest and other expenses declined approximately $10 million in the fourth quarter of 2016 compared to the fourth quarter of 2015. In the fourth quarter of 2016, we had approximately $4 million in currency gains, primarily due to a stronger U.S. dollar. In the fourth quarter of 2015, we wrote off a $7.2 million indemnification asset related to the acquisition of Phoenix International Freight Services, Ltd., as the indemnification expired.

Results by Segment

Commencing with this quarter, we are now reporting operating results based on three reportable segments. Our three reportable segments are: North American Surface Transportation (“NAST”), Global Forwarding, and Robinson Fresh. The balance of our business is reported as “All Other and Corporate.” All Other and Corporate includes our non-reportable segments, including Managed Services and Other Surface Transportation.

NAST provides freight transportation services across North America through a network of offices in the United States, Canada, and Mexico. The primary services provided by NAST include truckload, less than truckload (“LTL”), and intermodal. Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three months ended December 31,			Twelve months ended December 31,
	2016	2015	% change	2016	2015	% change
Total revenues(1)	$2,281,435	$2,171,427	5.1%	$8,737,716	$8,968,349	-2.6%
Net revenues	363,281	398,279	-8.8%	1,524,355	1,564,917	-2.6%
Income from operations	157,631	183,964	-14.3%	674,436	718,329	-6.1%

(1)	Excludes intersegment revenues.

NAST total revenues increased 5.1 percent to $2.3 billion in the fourth quarter of 2016 from $2.2 billion in the fourth quarter of 2015. This increase was driven by volume increases in all services. NAST net revenues decreased 8.8 percent to $363.3 million in the fourth quarter of 2016 compared to $398.3 million in the fourth quarter of 2015, primarily from a decline in truckload net revenues.

NAST truckload net revenues decreased 12.9 percent to $261.1 million in the fourth quarter of 2016 compared to $299.8 million in the fourth quarter of 2015, while truckload volumes increased approximately 10 percent. NAST truckload net revenue margin decreased in the fourth quarter of 2016 compared to the fourth quarter of 2015, due primarily to lower customer pricing.

NAST accounted for approximately 92 percent of our total North America truckload net revenues in the fourth quarter in both 2016 and 2015. The majority of the remaining North American truckload net revenues is included in Robinson Fresh. Excluding the estimated impacts of the change in fuel prices, our average North America truckload rate per mile charged to our customers decreased approximately 3.5 percent in the fourth quarter of 2016 compared to the fourth quarter of 2015. Our truckload transportation costs were flat, excluding the estimated impacts of the change in fuel prices.

NAST LTL net revenues increased 5.1 percent to $90.6 million in the fourth quarter of 2016 compared to $86.3 million in the fourth quarter of 2015. NAST LTL volumes increased approximately five percent in the fourth quarter of 2016 compared to the fourth quarter of 2015, and net revenue margin decreased slightly.

NAST intermodal net revenues decreased 15.8 percent to $7.1 million in the fourth quarter of 2016 compared to $8.5 million in the fourth quarter of 2015. This was primarily due to net revenue margin declines, partially offset by increased volumes. During the fourth quarter of 2016, intermodal opportunities were negatively impacted by the alternative lower cost truck market.

NAST operating expenses decreased 4.0 percent in the fourth quarter of 2016 to $205.7 million compared to $214.3 million in the fourth quarter of 2015. This was primarily due to decreases in personnel expenses related to incentive plans that are designed to keep expenses variable with changes in net revenues and profitability. These decreases were partially offset by increases in claims and allowance for doubtful accounts. The operating expenses of NAST and all other segments include allocated corporate expenses.

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C.H. Robinson Worldwide, Inc.

January 31, 2017

Global Forwarding provides global logistics services through an international network of offices in North America, Asia, Europe, Australia, and South America and also contracts with independent agents worldwide. The primary services provided by Global Forwarding include ocean freight services, airfreight services, and customs brokerage. Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three months ended December 31,			Twelve months ended December 31,
	2016	2015	% change	2016	2015	% change
Total revenues(1)	$475,971	$376,767	26.3%	$1,574,686	$1,639,944	-4.0%
Net revenues	114,079	89,491	27.5%	397,537	365,467	8.8%
Income from operations	24,631	18,727	31.5%	80,931	76,081	6.4%

(1)	Excludes intersegment revenues.

Global Forwarding total revenues increased 26.3 percent in the fourth quarter of 2016 to $476.0 million from $376.8 million in the fourth quarter of 2015. Global Forwarding net revenues increased 27.5 percent to $114.1 million in the fourth quarter of 2016 compared to $89.5 million in the fourth quarter of 2015.

Ocean transportation net revenues increased 23.7 percent to $69.3 million in the fourth quarter of 2016 compared to $56.0 million in the fourth quarter of 2015. Air net revenues increased 32.3 percent to $22.0 million in the fourth quarter of 2016 compared to $16.6 million in the fourth quarter of 2015. Customs net revenues increased 48.5 percent to $15.9 million in the fourth quarter of 2016 compared to $10.7 million in the fourth quarter of 2015. These increases were primarily due to volume increases, including those from APC.

Global Forwarding operating expenses increased 26.4 percent in the fourth quarter of 2016 to $89.4 million from $70.8 million in the fourth quarter of 2015. These increases were driven by an average headcount increase of 13.9 percent, an increase in claims, and higher allowance for doubtful accounts in the fourth quarter of 2016 compared to the fourth quarter of 2015. In addition, the acquisition of APC contributed to the increase in operating expenses, including amortization, for Global Forwarding.

Robinson Fresh provides sourcing services under the name of Robinson Fresh. Our sourcing services primarily include the buying, selling, and marketing of fresh fruits, vegetables, and other perishable items. Robinson Fresh sources products from around the world and has a physical presence in North America, Europe, Asia, and South America. This segment often provides the logistics and transportation of the products they sell, in addition to temperature controlled transportation services for its customers. Summarized financial results of our Robinson Fresh segment are as follows (dollars in thousands):

	Three months ended December 31,			Twelve months ended December 31,
	2016	2015	% change	2016	2015	% change
Total revenues(1)	$529,449	$549,713	-3.7%	$2,344,131	$2,395,440	-2.1%
Net revenues	51,753	56,163	-7.9%	234,794	235,334	-0.2%
Income from operations	12,980	16,065	-19.2%	75,757	81,332	-6.9%

(1)	Excludes intersegment revenues.

Robinson Fresh total revenues decreased 3.7 percent to $529.4 million in the fourth quarter of 2016 from $549.7 million in the fourth quarter of 2015. Robinson Fresh net revenues decreased 7.9 percent to $51.8 million in the fourth quarter of 2016 compared to $56.2 million in the fourth quarter of 2015 as a result of declines in transportation and sourcing net revenues.

Robinson Fresh sourcing net revenues decreased 3.5 percent to $25.9 million in the fourth quarter of 2016 compared to $26.9 million in the fourth quarter of 2015. This decrease was primarily due to lower market pricing and changes in the service mix.

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C.H. Robinson Worldwide, Inc.

January 31, 2017

Robinson Fresh transportation net revenues decreased 11.9 percent to $25.8 million in the fourth quarter of 2016 compared to $29.3 million in the fourth quarter of 2015, primarily due to decreases in truckload revenue, partially offset by increases in their other transportation services net revenues. Robinson Fresh transportation net revenue margin decreased in the fourth quarter of 2016 compared to the fourth quarter of 2015, due primarily to lower customer pricing.

Robinson Fresh operating expenses decreased 3.3 percent in the fourth quarter of 2016 to $38.8 million from $40.1 million in the fourth quarter of 2015. This was primarily due to decreases in personnel expenses related to incentive plans that are designed to keep expenses variable with changes in net revenues and profitability, partially offset by an increase in warehousing expenses related to expanding facilities and an increase in average headcount.

All Other and Corporate includes our Managed Services segment, as well as Other Surface Transportation outside of North America and other miscellaneous revenues. Other Surface Transportation revenues are primarily earned by Europe Surface Transportation. Europe Surface Transportation provides services similar to NAST across the European continent. It also includes any unallocated corporate expenses. Managed Services provides Transportation Management Service, or Managed TMS. Summarized financial results are as follows:

	Three months ended December 31,			Twelve months ended December 31,
Net revenues	2016	2015	% change	2016	2015	% change
Managed Services	$17,667	$13,309	32.7%	$64,701	$48,745	32.7%
Other Surface Transportation	14,736	13,535	8.9%	56,141	54,017	3.9%

Managed Services net revenues increased 32.7 percent in the fourth quarter of 2016 to $17.7 million compared to $13.3 million the fourth quarter of 2015. This increase was a result of growth from both new and existing customers. Other surface transportation increased 8.9 percent in the fourth quarter of 2016 to $14.7 million compared to $13.5 million in the fourth quarter of 2015, primarily the result of growth in Europe Surface Transportation.

About C.H. Robinson

At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes, and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and managed services for more than 113,000 customers and 71,000 contract carriers through our integrated network of offices and more than 14,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded on the NASDAQ since 1997. For more information, visit http://www.chrobinson.com or view our company video.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

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C.H. Robinson Worldwide, Inc.

January 31, 2017

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:

C.H. Robinson Worldwide Fourth Quarter 2016 Earnings Conference Call

Wednesday, February 1, 2017; 8:30 a.m. Eastern Time

We invite call participants to submit questions in advance of the conference call, and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email adrienne.brausen@chrobinson.com.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.

To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756

International callers dial +1-201-689-7817

Callers should reference the conference ID, which is 13652500

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 11:30 a.m. Eastern Time on February 8, 2017: 877-660-6853;

passcode: 13652500#

International callers dial +1-201-612-7415

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C.H. Robinson Worldwide, Inc.

January 31, 2017

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Revenues:
Transportation	$3,110,978	$2,867,301	$11,704,745	$11,989,780
Sourcing	303,997	343,552	1,439,668	1,486,304

Total revenues	3,414,975	3,210,853	13,144,413	13,476,084

Costs and expenses:
Purchased transportation and related services	2,575,378	2,323,376	9,549,934	9,842,271
Purchased products sourced for resale	278,081	316,700	1,316,951	1,365,333
Personnel expenses	260,305	268,190	1,064,936	1,051,410
Other selling, general, and administrative expenses	107,646	88,008	375,061	358,760

Total costs and expenses	3,221,410	2,996,274	12,306,882	12,617,774

Income from operations	193,565	214,579	837,531	858,310

Interest and other expense	(3,118)	(13,471)	(25,581)	(35,529)

Income before provision for income taxes	190,447	201,108	811,950	822,781
Provisions for income taxes	68,144	74,525	298,566	313,082

Net income	$122,303	$126,583	$513,384	$509,699

Net income per share (basic)	$0.86	$0.88	$3.60	$3.52
Net income per share (diluted)	$0.86	$0.88	$3.59	$3.51

Weighted average shares outstanding (basic)	141,711	143,484	142,706	144,967
Weighted average shares outstanding (diluted)	142,164	144,144	142,991	145,349

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C.H. Robinson Worldwide, Inc.

January 31, 2017

BUSINESS SEGMENT INFORMATION

(unaudited, dollars in thousands)

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Three months ended December 31, 2016
Revenues	$2,281,435	$475,971	$529,449	$128,120	$—	$3,414,975
Intersegment revenues (1)	86,898	6,726	36,203	1,569	(131,396)	—

Total revenues	$2,368,333	$482,697	$565,652	$129,689	$(131,396)	$3,414,975

Net revenues	$363,281	$114,079	$51,753	$32,403	—	$561,516
Operating income/(loss)	$157,631	$24,631	$12,980	$(1,677)	—	$193,565
Depreciation and amortization	$5,575	$7,868	$1,192	$7,318	—	$21,953
Total Assets	$2,088,611	$668,553	$376,654	$518,752	—	$3,652,570
Average headcount	6,809	3,934	951	2,380	—	14,074

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Three months ended December 31, 2015
Revenues	$2,171,427	$376,767	$549,713	$112,946	$—	$3,210,853
Intersegment revenues(1)	64,581	4,295	23,991	402	(93,269)	—

Total revenues	$2,236,008	$381,062	$573,704	$113,348	$(93,269)	$3,210,853

Net revenues	$398,279	$89,491	$56,163	$26,844	—	$570,777
Operating income/(loss)	$183,964	$18,727	$16,065	$(4,177)	—	$214,579
Depreciation and amortization	$5,457	$5,255	$762	$5,422	—	$16,896
Total Assets	$1,878,203	$556,606	$346,728	$402,821	—	$3,184,358
Average headcount	6,683	3,455	912	2,108	—	13,158

(1)	Intersegment revenues represent the sales between our segments and are eliminated to reconcile to our consolidated results.

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C.H. Robinson Worldwide, Inc.

January 31, 2017

BUSINESS SEGMENT INFORMATION

(unaudited, dollars in thousands)

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Twelve months ended December 31, 2016
Revenues	$8,737,716	$1,574,686	$2,344,131	$487,880	$—	$13,144,413
Intersegment revenues(1)	298,438	30,311	119,403	2,211	(450,363)	—

Total revenues	$9,036,154	$1,604,997	$2,463,534	$490,091	$(450,363)	$13,144,413

Net revenues	$1,524,355	$397,537	$234,794	$120,842	—	$2,277,528
Operating income	$674,436	$80,931	$75,757	$6,407	—	$837,531
Depreciation and amortization	$22,126	$23,099	$3,782	$25,662	—	$74,669
Total Assets	$2,088,611	$688,553	$376,654	$518,752		$3,652,570
Average headcount	6,773	3,673	942	2,282	—	13,670

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Twelve months ended December 31, 2015
Revenues	$8,968,349	$1,639,944	$2,395,440	$472,351	$—	$13,476,084
Intersegment revenues(1)	271,557	19,102	89,033	2,107	(381,799)	—

Total revenues	$9,239,906	$1,659,046	$2,484,473	$474,458	$(381,799)	$13,476,084

Net revenues	$1,564,917	$365,467	$235,334	$102,762	—	$2,268,480
Operating income/(loss)	$718,329	$76,081	$81,332	$(17,432)	—	$858,310
Depreciation and amortization	$21,846	$20,790	$2,927	$20,846	—	$66,409
Total Assets	$1,878,203	$556,606	$346,728	$402,821	—	$3,184,358
Average headcount	6,575	3,381	892	2,054	—	12,902

(1)	Intersegment revenues represent the sales between our segments and are eliminated to reconcile to our consolidated results.

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C.H. Robinson Worldwide, Inc.

January 31, 2017

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$247,666	$168,229
Receivables, net	1,676,003	1,505,620
Other current assets	49,245	56,849

Total current assets	1,972,914	1,730,698

Property and equipment, net	232,953	190,874
Intangible and other assets	1,446,703	1,262,786

Total assets	$3,652,570	$3,184,358

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$886,543	$783,883
Accrued compensation	98,107	146,666
Accrued income taxes	15,472	12,573
Other accrued expenses	70,408	55,475
Current portion of debt	740,000	450,000

Total current liabilities	1,810,530	1,448,597
Noncurrent income taxes payable	18,849	19,634
Deferred tax liabilities	65,122	65,460
Long term debt	500,000	500,000
Other long-term liabilities	222	217

Total liabilities	2,394,723	2,033,908

Total stockholders’ investment	1,257,847	1,150,450

Total liabilities and stockholders’ investment	$3,652,570	$3,184,358

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C.H. Robinson Worldwide, Inc.

January 31, 2017

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Twelve months ended December 31,
	2016	2015
Operating activities:
Net income	$513,384	$509,699
Stock-based compensation	37,565	57,661
Depreciation and amortization	74,669	66,409
Provision for doubtful accounts	5,136	11,538
Deferred income taxes	15,009	(17,095)
Other	1,907	7,409
Changes in operating elements, net of acquisitions:
Receivables	(132,898)	107,560
Prepaid expenses and other	(6,378)	(228)
Other non-current assets	(3,934)	741
Accounts payable and outstanding checks	80,672	(53,272)
Accrued compensation and profit-sharing contribution	(47,570)	18,580
Accrued income taxes	1,459	5,178
Other accrued liabilities	(9,613)	4,156

Net cash provided by operating activities	529,408	718,336
Investing activities:
Purchases of property and equipment	(73,452)	(28,115)
Purchases and development of software	(17,985)	(16,527)
Restricted cash	—	359,388
Acquisitions, net of cash	(220,203)	(369,833)
Other	(1,348)	641

Net cash used for investing activities	(312,988)	(54,446)
Financing activities:
Borrowings on line of credit	6,600,000	6,833,000
Repayments on line of credit	(6,310,000)	(6,988,000)
Net repurchases of common stock	(190,332)	(225,674)
Excess tax benefit on stock-based compensation	18,462	8,548
Cash dividends	(245,430)	(235,615)

Net cash used for financing activities	(127,300)	(607,741)
Effect of exchange rates on cash	(9,683)	(16,860)

Net change in cash and cash equivalents	79,437	39,289
Cash and cash equivalents, beginning of period	168,229	128,940

Cash and cash equivalents, end of period	$247,666	$168,229

	As of December 31,
	2016	2015
Operational Data:
Employees	14,125	13,159

Source: C.H. Robinson

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